                                                                   EXHIBIT 10.40

     CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.



                     SUPPLY AGREEMENT TERMS AND CONDITIONS

                           Supplier:  Cagle's, Inc.

                 Effective Date of Agreement:  October 5, 1998



This Agreement is by and between Churchs Operators Purchasing Association, Inc. ("COPA") and Cagle's, Inc. ("Supplier").


BACKGROUND

     A. Supplier has substantial experience in the production and/or supply of certain products that have been approved in accordance with the terms of this Agreement. Such products are listed on Exhibit A hereto and are collectively referred to as the "Products."

     B. Supplier and COPA desire that Supplier supply the Products pursuant to the terms of this Agreement. In consideration of the approval by COPA of Supplier to supply the Products to approved distributors ("Distributors") and members of COPA ("Members"), and the mutual covenants and obligations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:


1.   APPROVAL OF PRODUCTS

     A. Initial Approval - As of the date of this Agreement, AFC Enterprises, Inc. ("AFC") has tested samples of the Products which have been provided by Supplier for sampling by AFC, and AFC and COPA have approved such Products.

     B. Product Modifications - If Supplier makes any improvements, modifications or changes to any of the Products, Supplier shall immediately notify COPA of same in writing specifying the improvement, modification or change. In their sole discretion, AFC and
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     COPA must approve in writing any such improvements, modifications or changes to the Products before Supplier may sell such Products under this Agreement to any Distributor or Member. After approval by AFC and COPA, any such new or modified Products shall be added to Exhibit A to this Agreement.

     C. Additional Testing - AFC and COPA may conduct testing of the Products throughout the term of this Agreement. Supplier shall cooperate in such testing and shall supply such Product samples as are reasonably required, free of charge, including shipping costs. Supplier shall also allow visits to its facilities as reasonably requested by AFC or COPA. If testing by AFC or COPA reveals that Supplier has deviated from Churchs product specifications (see Exhibit D) in a significant or sustained manner, Cagle's shall have three (3) calendar days to cure the deviation and match Churchs' product specifications completely. If subsequent testing by AFC or COPA reveals that the same deviation from specification is occurring, Supplier shall have two (2) additional calendar days to cure the deviation and match Churchs' product specifications completely. If further testing by AFC or COPA reveals that the same deviation from specification is still occurring, COPA has the right to terminate this Agreement for cause. AFC and COPA shall have no responsibility for any inventory of out-of-spec product resulting from this product testing.

2.   ORDERS

     A. Acceptance - The Distributor(s) who have been approved in connection with the supply of Products under this Agreement are set forth on Exhibit
     A. Orders for Products shall be given by a Distributor to Supplier whereby the Distributor shall purchase Products from Supplier, for the purpose of then selling such Products to Members. Supplier shall accept orders for Products from the Distributor(s) and shall sell and deliver the Products to such Distributor(s), provided, however, that Distributor must meet the credit approval of Supplier. Supplier may also, but is not obligated to, accept orders for Products directly from Members who meet the minimum shipping requirements as established by Supplier and who meet the minimum shipping requirements as established by Supplier and who meet the credit approval of Supplier and in such cases shall sell and deliver the products to such Members in accordance with the terms of Section 4.A. The purchase orders and other business forms of Supplier or Distributor(s) shall govern the purchases by Distributor(s) from Supplier, and the purchase orders and other business forms of Supplier or Member(s) shall govern the purchases by individual Members from Supplier.

     B. Approved Distributors - Supplier agrees to sell Products under this Agreement only to Distributors who are approved by AFC, as identified from time to time in writing by COPA. Upon written notice by COPA or AFC to Supplier, Supplier shall cease selling Products to any then-current or former Distributor or Member. If COPA or AFC elects to approve any new or different distributors, COPA will notify Supplier in writing and Supplier shall commence selling Products to such different distributors within ten
     (10) days after such notice, provided that such distributors meet the credit approval of Supplier.

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     COPA shall not be reasonable in the event that any Member should discontinue ordering or requesting Product through the Distributor(s) or Supplier.

     C. Credit Approval - For all purposes of this Agreement, credit approval of the Supplier shall be in accordance with reasonable credit terms and according to Supplier's standard credit policies. Any request for credit approval shall be deemed approved if not specifically disapproved by written notice to the requesting party within 15 days from date of request.

3.   SUPPLY OF PRODUCTS

     A. Supply - Supplier shall maintain inventories of the Products in sufficient quantities to fill the orders of Distributor(s) and Members pursuant to Section 2 without delay. For the period November 11, 1998, through December 31, 1999, Supplier has committed to provide Churchs restaurants with approximately 340,000 head of fresh poultry per week. During the term of this Agreement, the production volume shall be adjusted as mutually agreed upon by Supplier and by COPA. Supplier shall not deliver or sell to any Distributor(s) or Members any of the Products which COPA has specifically requested Supplier not to sell or deliver. If Supplier discontinues production, delivery or sales of any of the Products, it shall so notify COPA of same in writing at least sixty (60) days prior to any discontinuance.

     B. Container Markings - All containers in which Products are shipped under this Agreement shall be marked in a manner indicating the Product is for Churchs.

     C. Product Markings - All Products delivered or sold to the Distributor(s) or Members shall bear whatever trademarks, trade names, logos or other identifying markings (the "Markings") as COPA or AFC shall prescribe. Supplier shall use or affix the Markings only on Products which are delivered or sold to the Distributor(s) or Members. AFC or COPA shall provide the form of all Markings to Supplier and Supplier shall affix such Markings precisely in the place(s) on each of the Products as AFC or COPA shall designate. Supplier shall bear all costs of affixing such Markings and of all artwork, printing plates or any other miscellaneous items which are required as part of the production process of the Products.

     D. Rejection and Substitute Supply - Any Product samples failing to meet the standards set forth in the pertinent Quality Standard or otherwise pursuant to Exhibit D will subject the entire production lot of which they are a part to rejection at no cost to COPA, AFC, the Distributors or the Members. In the event that a production lot is rejected for failure to meet the requisite standards set forth in Section 1.A, Supplier will deliver a substitute production lot to the pertinent distribution warehouse within forty-eight (48) hours after Supplier is notified of the rejection. Where product quality or performance problems relating to product arise in the operations of any Member, Supplier shall at COPA's or the Member's request promptly visit those operations and address the problem areas in a timely manner.

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4.   PRICES

     A. Eight-Piece Mixed Fresh Poultry - Prices for eight-piece mixed fresh poultry shall be determined pursuant to the formula set out in Exhibit B hereto, some components of which may be revised monthly and some components of which may be revised annually, as specified in Exhibit B.

     B. Dark Meat - Prices for dark meat for the period October 5, 1998 through December 31, 1999 shall be $.[*] per pound FOB Collinsville. For periods after December 31, 1999, COPA shall have the right to negotiate an annual FOB fixed price for dark meat only or, at its option, shall have the right to price dark meat pursuant to the formula set out in Exhibit C. If, for any periods after December 31, 1999, COPA declines the new FOB fixed price dark meat offer by Supplier, and, if COPA is also unwilling to price dark meat pursuant to the formula set out in Exhibit C, then COPA has the right to source its dark meat requirements for the Cagle's-supplied restaurants independently. COPA must, however, continue to purchase the approximately 340,000 heads per week in the form of 8-piece cases at 8-piece pricing. If COPA elects to source its dark-meat requirements independently, Supplier agrees to distribute that dark meat at the distribution fee contained in
     Section 4.C. Freight and Distribution.

     C. Freight and Distribution - The total charge for freight and distribution on Product delivered directly to Member restaurants shall be $.[*] per pound. Freight charges for Product shipped to Distributors will be billed using a "best estimate" cost per pound. Records shall be maintained by Supplier, COPA and the Distributors that detail variances between actual freight costs and the "best estimate" costs. In each month, Supplier will adjust the "best estimate" freight cost to eliminate the over/under balance from the prior month's estimated charges compared to actual charges.

     D. Audit - Supplier shall maintain cost accounting records and supporting documentation for the various factors and cost elements in the formulas set forth in Exhibits C and D for at least two (2) years after the pertinent period. COPA or an agent designated by COPA shall have access to such records and supporting documentation sufficient in the judgment of COPA or its agent to audit such materials and to assess and verify all matters relating to costs and prices under this Agreement.

5.   PAYMENTS

Payment for the Products delivered by Supplier shall be made by and shall be the sole responsibility of the Distributors or Members. Supplier shall invoice the Distributor or Member, as the case may be, directly for all Products supplied by Supplier. The agreements between

________________
* Confidential material redacted and filed separately with the Commission.

                                       4
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Supplier and the Distributor or Member shall govern the terms of payment for the
Products. Supplier shall have no recourse against COPA or AFC for any non-payment of Supplier's invoices for Products sold and/or delivered to any Distributor or Member.

6.   DELIVERY

Supplier shall prepay freight to all destinations. All Product shall be transported by Supplier or a carrier designated by Supplier unless another carrier is designated by the Distributor or Member at the time an order is placed. Each shipment will be accompanied by a packing slip, and the count and/or weight evidenced by such slip will be conclusive unless Supplier is notified in writing of a discrepancy by the Distributor or Member within ten
(10) days following delivery. Title to, liability for, and risk of loss of all Product sold hereunder shall remain with Supplier until delivery, whereupon title to, liability for and risk of loss shall pass to the Distributor or Member, as the case may be.

7.   WARRANTIES

The Products produced by Supplier under this Agreement shall conform to the specifications set by AFC (and contained in Exhibit D), as modified from time to time and notified to Supplier in writing. The Products shall be merchantable and free from defects in material and workmanship and shall comply with all content and labeling requirements under applicable laws. Supplier acknowledges that the samples provided to COPA and AFC induced AFC to designate Supplier as an approved supplier for Products pursuant to this Agreement, and induced COPA to enter into this Agreement. Upon the request of any Distributor or Member, Supplier shall replace at Supplier's expense, or refund the full purchase price for, any Product which is defective or fails to conform in any way to the samples provided or the specifications set forth by AFC. This warranty shall control insofar as the same may conflict with any warranty or limitation on warranty set forth in Supplier's business forms.

8.   CONFIDENTIAL INFORMATION

     A. Definitions - The term "Confidential Information" as used in this Agreement means secret, confidential or proprietary information of COPA or AFC, including without limitation, lists of Distributors, Members and products and supplies approved by COPA and AFC. The term "Confidential Information" does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right of COPA or AFC. The term "Confidential Information" does not include information which is known to the Supplier prior to its disclosure by COPA or AFC, as evidenced by the Supplier's written records, or which is independently developed without using the Confidential Information.

     B. Ownership - All trade secrets of COPA or AFC and the Confidential Information furnished or disclosed by COPA and AFC to Supplier hereunder are and shall remain the

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     property of COPA and/or AFC. Any reproductions, notes, specifications, manuals, summaries or similar documents relating to the trade secrets and Confidential Information shall become and remain the property of COPA and AFC immediately upon creation.

     C. Nondisclosure - During or after the term of this Agreement for so long as any such information remains a trade secret, Supplier agrees that it will not use or permit the duplication or disclosure of any trade secret (other than to an employee of Supplier who must have such information for the sole purpose of supplying the Products contemplated under this Agreement), unless such use, duplication, or disclosure is specifically authorized in advance and in writing by the Vice President of COPA. For a period commencing with the date of this Agreement and for so long thereafter as any such information remains competitively sensitive, up to a maximum of three (3) years after termination of this Agreement, Supplier agrees that it will not use or permit the duplication or disclosure of any Confidential Information to any person (other than to an employee of Supplier who must have such information for the sole purpose of supplying the Products contemplated under this Agreement), unless such use, duplication, or disclosure is specifically authorized in advance and in writing by the Vice President of COPA.

9.   INDEMNIFICATION

Supplier shall and hereby agrees to indemnify, defend and hold COPA, AFC and the Members harmless from and against any and all actions, claims, costs (including attorney's fees), damages, judgments and liabilities whatsoever, including without limitation any product liability claims, in law or equity, arising out of (i) the production, supply, distribution, delivery or sale by Supplier of any products or goods or (ii) the breach by Supplier of any of its obligations or representations under this Agreement.

COPA and AFC shall and hereby agree to indemnify, defend and hold Supplier harmless from and against any and all actions, claims, costs (including attorney's fees), damages, judgments and liabilities whatsoever, including without limitation any product liability claims, in law or equity arising out of the breach by COPA or AFC of any of its obligations or representations under this Agreement.

10.  INSURANCE

     A. During the term of this Agreement, Supplier shall maintain and keep in force, at its own expense, the following minimum insurance coverage and minimum limits:

         (i). Workers' Compensation Insurance - to the extent permitted by law Supplier shall be allowed to self insure for worker's compensation.
         (ii). Employer's Liability Insurance - for employee bodily injuries and deaths, with a limit of $500,000 each accident.

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         (iii). Comprehensive or Commercial General Liability Insurance -
         covering claims for bodily injury, death and property damage, including Premises and Operations, Independent Contractors, Products and Completed Operations, Personal Injury, Contractual, and Broadform Property Damage liability coverage, with limits as follows:
         Occurrence/Aggregate Limit of $1,000,000 for bodily injury, death and property damage each occurrence and $2,000,000 general aggregate or split liability limits of: $1,000,000 for bodily injury per person, $1,000,000 for bodily injury per occurrence, and $500,000 for property damage.
         (iv). Comprehensive Automobile Liability Insurance - covering owned, non-owned and hired vehicles, with limits as follows: Combined Single Limit of $500,000 for bodily injury, death and property damage per occurrence, or split liability limits of: $500,000 for bodily injury person, $500,000 for bodily injury per occurrence, and $250,000 for property damage.

     B. All policies of insurance shall provide that the same shall not be canceled without first giving thirty (30) days' prior written notice thereof to COPA. No such cancellation shall affect Supplier's obligation to maintain the insurance coverage required by this Agreement.

     C. Except for Workers' Compensation Insurance, COPA and AFC shall be named as an additional Insured on all such required policies. All liability insurance policies shall be written on an "occurrence" policy form and by insurance companies acceptable to COPA.

     D. Supplier shall be responsible for payment of any and all deductibles from insured claims under its policies of insurance. The coverage afforded under any insurance policy obtained by Supplier pursuant to this Agreement shall be primary coverage regardless of whether or not COPA has similar coverage.

     E. Supplier shall not perform under this Agreement unless and until certificates of such insurance, including renewals thereof, have been delivered to and approved by COPA.

     F. The minimum limits of coverage required by this Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies.

     G. At any time during the term of this Agreement and upon written notice to the Supplier, COPA shall have the right to increase the minimum limits of insurance coverage in a commercially reasonable amount or otherwise modify the insurance requirements of this Agreement in a commercially reasonable manner.

     H. If Supplier shall fail to comply with any of the insurance requirements herein, COPA may, at its sole discretion and upon written notice to Supplier by COPA, terminate this Agreement. The maintenance of the insurance coverage required under this Agreement shall in no way operate to limit the liability of Supplier to COPA under the provisions of this Agreement.

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11.  INSPECTION

COPA, AFC and their designated representatives shall have the right to inspect Supplier's manufacturing facilities during normal business hours at any time during the term of this Agreement, upon reasonable notice by COPA or AFC of such inspection.

12.  FUTURE BUSINESS RELATIONSHIPS

During the term of this Agreement, COPA and AFC shall have the right to evaluate the Supplier based on Supplier's pricing, product quality and consistency of delivery and other factors. Supplier will cooperate in such evaluation. COPA and AFC shall also have the right to test other suppliers with respect to the supply of products similar to the Products being supplied by Supplier.

13.  TERM AND TERMINATION

     A. Term - The initial term of this Agreement is three years: October 5, 1998 through October 4, 2001. At the end of this three-year period, COPA may elect to extend the Agreement through October 4, 2003.

     If at the end of the initial three-year term COPA elects not to extend the Agreement, COPA shall notify Supplier in writing by October 4, 2001 of COPA's intent not to extend. The period from October 5, 2001 through April 4, 2002 will then serve as a transition period, during which Supplier will continue to supply Products pursuant to the terms of this Agreement (unless the parties agree on alternative arrangements), while both parties implement new sales and purchasing arrangements (respectively) to take effect on April 5, 2002.

     If at the end of the initial three-year term COPA elects to extend the Agreement, COPA shall notify Supplier in writing by October 4, 2001. At the end of the two-year extension period, COPA must notify Supplier whether COPA intends to negotiate a new contract. The period from October 5, 2003 through April 4, 2004 will then serve as a transition period, during which Supplier will continue to supply Products pursuant to the terms of this Agreement (unless the parties agree on alternative arrangements).

     B. Events of Default-Supplier - Supplier shall be in default hereunder if any one or more of the following events happen:

         (i) Supplier shall have serviced Distributors or Members in a manner detrimental to the operation of the restaurants; or

         (ii) Supplier shall otherwise fail to perform or comply with any of the material terms or conditions in this Agreement, for reasons other than an event of Force Majeure, and

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         such failure shall continue for a period of seven (7) days after written notice thereof from COPA to Supplier; or

         (iii) The filing by Supplier of a voluntary petition of bankruptcy or a voluntary petition or answer seeking reorganization, rearrangement, or readjustment of its debts, or any relief under any bankruptcy or insolvency act or law, now or hereafter existing, or any agreement by Supplier indicating consent to, approval of, or acquiescence in, any such petition or proceeding; or

         (iv) The application by Supplier or the consent or acquiescence of Supplier in the appointment of a receiver or trustee for all or a substantial part of any of its properties or assets; or

         (v) The making by Supplier of a general assignment for the benefit of creditors; or

         (vi) The inability of Supplier or the admission of Supplier in writing of its inability to pay its debts as they mature; or

         (vii) The filing of an involuntary petition against Supplier seeking reorganization, rearrangement or readjustment of its debts or for any other relief under any bankruptcy or insolvency act or law, now or hereafter existing, or the involuntary appointment of a receiver or trustee for Supplier for all or a substantial part of its property or assets, or the issuance of a warrant of attachment, or execution of similar process against a substantial part of the property of Supplier and the continuance of such for one hundred and twenty (120) days undismissed or undischarged; or

         (viii) Supplier shall fail to meet the quality standards set by AFC as contained in Exhibit D.

     C. Events of Default - COPA. COPA shall be in default hereunder if any one or more of the following events happen:

         (i) COPA shall fail to perform or comply with any of the material terms or conditions in this Agreement, for reasons other than an event of Force Majeure, and such failure shall continue for a period of seven
         (7) days after written notice thereof from Supplier to COPA; or

         (ii) The filing by AFC of a voluntary petition of bankruptcy or a voluntary petition or answer seeking reorganization, rearrangement, or readjustment of its debts, or any relief under any bankruptcy or insolvency act or law, now or hereafter existing, or any agreement by Supplier indicating consent to, approval of, or acquiescence in, any such petition or proceeding; or

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         (iii)  The application by AFC or the consent or acquiescence of AFC in the appointment of a receiver or trustee for all or a substantial part of any of its properties or assets; or

         (iv) (iv) The making by AFC of a general assignment for the benefit of creditors; or

         (v) The inability of AFC or the admission of AFC in writing of its inability to pay its debts as they mature; or

         (vi) The filing of an involuntary petition against AFC seeking reorganization, rearrangement or readjustment of its debts or for any other relief under bankruptcy or insolvency act or law, now or hereafter existing, or the involuntary appointment of a receive or trustee for AFC for all or a substantial part of its property or assets, or the issuance of a warrant of attachment, or execution of similar process against a substantial part of the property of AFC and the continuance of such for one hundred and twenty (120) days undismissed or undischarged.

     D. In the event of any material breach (including any event of default) under this Agreement, the non-breaching party may terminate the Agreement immediately upon written notice to the breaching party, provided that Supplier shall continue to supply Products pursuant to the terms of the Agreement for a period of up to one (1) month at COPA's request, to allow COPA to implement new supply arrangements.

     E. In the event any "third party" distributor (i.e., a distributor selected by Churchs to distribute Supplier's poultry in markets not served by Supplier's own distribution system) fails during three (3) consecutive billing cycles to pay Supplier according to the agreed upon payment terms, Supplier may require that Churchs find an alternate "third party" distributor within sixty (60) days of written notification from Supplier.

14.  EFFECT OF TERMINATION

     A. Upon the expiration or the termination of this Agreement for any reason, Supplier shall:

         Discontinue Use - Immediately and permanently discontinue the use of all Markings, any trade secrets of COPA or AFC, and any Confidential Information which was used in the supply of the Products or to which Supplier has otherwise gained possession pursuant to this Agreement; and

         Deliver Materials - Immediately deliver to COPA or, at COPA's option, destroy all Markings and any other printed material containing either Markings, COPA and/or AFC trade secrets and/or Confidential Information.

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     B.  COPA's Costs - In the event Supplier terminates this Agreement or discontinues performance under this Agreement prior to the expiration of its term for any reason other than a breach by COPA, Supplier agrees to pay COPA its administrative costs and expenses incurred in obtaining other sources of supply, including without limitation COPA's costs of any bidding process, testing, inspection and approvals of Product.

     C. Supplier's Costs. In the event COPA terminates this Agreement or discontinues performance under this Agreement prior to the expiration of its term for any reason other than a breach by Supplier, COPA agrees to pay Supplier its administrative costs and expenses incurred in obtaining other customers, including without limitation Supplier's costs of any bid and approval process.

15.  FORCE MAJEURE

"Force Majeure" shall mean and include any circumstance beyond the reasonable control of Supplier or COPA, including without limitation, the following: any act of nature or the public enemy, accident, explosion, fire, storm, earthquake, flood, drought, perils of the sea, the elements, casualty, strikes, lock-outs, labor troubles, riots, sabotage, embargo, war (whether or not declared), governmental laws, regulations, orders, or decrees, unavailability of raw material, or seizure for reasons other than the adverse financial condition of the party so affected. Force Majeure shall not mean, however, any delay of delivery caused by choice of shipment route by Supplier which is affected by weather, when alternative shipment routes were available. When circumstances require Supplier to allocate Product among Supplier's customers, Supplier agrees that it shall not discriminate against the Distributor(s) or Members and that Supplier will supply them on a basis no less favorable to them than a pro rata basis. Notwithstanding anything herein to the contrary, the Distributor(s) or Members may purchase Product from third parties during any period Supplier is unable to satisfy purchase orders as a result of an event of Force Majeure. In case the performance of any terms or provisions hereof shall be delayed or prevented because of an event of Force Majeure, the affected party may, at its option, suspend performance during the period such cause continues, and no liability shall attach against either party on account thereof. Any party suffering an event of Force Majeure shall diligently attempt to remove such cause or causes with reasonable dispatch. As soon as any event of Force Majeure is remedied, the parties' respective rights, obligations and performance as set forth in this Agreement shall be immediately reinstated.

16.  BENEFIT OF MEMBERS

The rights of COPA under this Agreement, including the rights of indemnification and warranty, are for the benefit of COPA and its Members, who shall be third party beneficiaries under this Agreement. Unless otherwise expressly stated in this Agreement, all obligations of Supplier are owed to COPA.

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17.  CERTIFICATION OF INDEPENDENT PRICE DETERMINATION

Supplier represents and warrants that the Price under this Agreement has been arrived at independently, without the purpose of restricting competition, and that there has not been any consultation, communication, or agreement with any other supplier or competitor relating to (i) such Price or (ii) the methods or factors used to calculate such Price.

18.  NOTICES

Any notice under this Agreement shall be given in writing and shall be delivered personally, or by certified mail, postage prepaid, addressed to the party for whom intended as follows:

          If to COPA                              If to Supplier:

          COPA
          c/o AFC Enterprises, Inc.               (To the address set forth
          Six Concourse Parkway                               on Exhibit A)
          Suite 1700
          Atlanta, GA 30328
          Attention: Vice President, Purchasing

19.  AMENDMENTS, WAIVERS, AND MODIFICATIONS

No change in, addition to, modification or waiver of the terms and provisions of this Agreement shall be binding upon Supplier or COPA unless it is mutually agreed upon in writing. Any such instrument shall be attached to this Agreement and shall be incorporated herein.

20.  ASSIGNMENT

Neither this Agreement nor any rights hereunder may be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any such assignment and written consent shall be attached to this Agreement and shall be incorporated herein.

21.  SEVERABILITY

In the event any one or more provisions of this Agreement or of any instrument or other document delivered pursuant hereto or in connection herewith shall, for any reason, be held to be invalid, illegal, or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other instrument or document, and this Agreement and such other instruments and documents shall be interpreted and construed as if such invalid, illegal or unenforceable provision had never been contained therein.

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22.  GOVERNING LAW

This Agreement shall be governed, interpreted, performed and enforced solely in accordance with the laws of the State of Georgia, without reference to principles of conflicts of law; provided, however, notwithstanding anything to the contrary herein, the arbitration provisions set forth herein, and the initiation and conduct of any arbitration thereunder, shall be governed in all respects exclusively by the Commercial Arbitration Rules of the American Arbitration Association and by the Federal Arbitration Act, Title IX, United States Code.

23.  EFFECTIVE DATE

Execution of this Agreement or commencement of performance pursuant to this Agreement by Supplier constitutes acceptance by Supplier of this Agreement and its terms and conditions. Upon execution of this Agreement by Supplier, this Agreement shall be delivered to COPA for its acceptance. This Agreement shall be effective only upon execution by COPA, which execution shall evidence the acceptance by COPA of this Agreement.

24.  ARBITRATION

It is agreed between the parties that any controversy or claim between them arising out of, in connection with, or relating to the enforcement, non-enforcement, interpretation, performance or breach of any provision of this Agreement shall be settled exclusively by arbitration in the City of Atlanta, Georgia, before three arbitrators appointed by the American Arbitration Association pursuant to its standard procedures. The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association in effect at the time any arbitration proceeding is commenced. The arbitration award shall be final and binding on both parties and judgment upon such arbitration award may be entered in any court having jurisdiction.

Notwithstanding this agreement to arbitrate either party may seek from a court any provisional remedy that may be necessary to protect its rights or property pending the establishment of the arbitration panel or the determination of the merits of the controversy.

25.  ENTIRE AGREEMENT

This Agreement represents the entire understanding between the parties with respect to the subject matter hereof and supersedes all other negotiations, agreements, representations and covenants, oral or written. If any other agreement affects the supply of Product by Supplier to any Distributor or Member, the terms and provisions of this Agreement shall control in the event of any conflict.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their authorized representatives as of the date indicated.



CAGLE'S, INC.


By: /s/ John Bruno
   --------------------------------


Title: Sr. V.P.
      -----------------------------


Date:     12-14              , 1998
     ------------------------


CHURCHS OPERATORS PURCHASING ASSOCIATION, INC.


By: /s/ Ted Beilman
   --------------------------


Title: President
      -----------------------


Date:     December 11, 1998
     ----------------

EXHIBIT A TO
SUPPLY AGREEMENT TERMS AND CONDITIONS


                             SPECIFIC AWARD TERMS


               Supplier Name:  Cagle's Inc.

               Supplier Address:   2000 Hills Avenue, N.W.
                                   Atlanta, GA 30318






Contract Term:           See Section 13

Payment Term:            Net 14 days

Churchs Markets Served:  Atlanta & North Georgia
                         Columbus, Macon & Central Georgia
                         Mobile, AL
                         Birmingham, AL
                         Jackson & South Mississippi
                         Other Markets as mutually agreed upon by COPA and Cagle's

Products:      Eight-Piece Mixed Fresh Poultry
        Extra Dark Meat

Description of Products: See attached specification

Approved Distributors:   All approved Churchs distributors

Initial Price Term: See Section 4

Billing Weights:    Mixed cases shall be billed at 43 pounds each. Dark-only
                    cases shall be billed at 41 pounds each.

EXHIBIT B

             COST-PLUS FORMULA FOR EIGHT-PIECE MIXED FRESH POULTRY

   The attached worksheet (Cagle's Inc. - AFC, Inc. - Churchs Grain Based Cost Plus Pricing) sets for the cost-plus formula for price calculations for Churchs marinated eight-piece mixed fresh poultry. The line items and methodology set forth on the worksheet shall remain constant. However, the actual numeric values within the worksheet will vary as described below.

   The following factors and cost elements will be adjusted each month:
     .  Percent of corn used for feed
     .  Percent of soybean meal used for feed
     .  Percent of other ingredients used for feed
     .  Cost per ton of other ingredients
     .  Feed conversion factor and resulting total feed cost
     .  Chick cost
     . Processing yield and resulting total live cost-dressed weight equivalent . Offal recovery credit
     .  Giblet recovery credit

The values for the foregoing factors and cost elements will be adjusted monthly to reflect Supplier's actual costs for the month that is two months prior to the billing month. As an example, Supplier shall use actual costs from the month of August as the basis for the above factors and cost elements for Product shipped and billed during the month of October. For plant costs, Supplier will use the actual weighted average of costs at its Collinsville operation. For feed conversion, two-month prior results for female birds in the 3.50 to 3.99 weight range will be used. The chick cost will be based on Supplier's two-month prior cost for all chicks hatched at the Dalton hatchery.

   The following factors and cost elements will remain fixed during each 12 month period of the Agreement, and will be reviewed annually. Any change to these items shall be mutually agreed upon and will take effect at the beginning of each new year of the contract on October 5.

      .  Milling and delivery per ton
      .  Milling and delivery shrink and resulting cost
      .  Grower pay
      .  Condemned percent and resulting cost
      .  DOA percent and resulting cost
      .  Catch and haul
      .  Flock medication
      .  Flock service
      .  Live G&A
      .  Plant cost-1st processing
      .  Plant G&A

      .   Giblet removal yield loss
      .   Fat removal yield % and resulting cost
      .   Cutting shrink % and resulting cost
      .   2nd processing labor
      .   Packaging cost
      .   Profit % for Cagle's and resulting cost
      .   Marination labor and cost
      .   Marination yield and yielded cost impact

The values for the foregoing factors and cost elements during the period from October 5, 1998 through October 4, 1999 shall be those set forth on the attached worksheet.

     In the event of a specification change by AFC or any change brought about by a governing third party (i.e., USDA), adjustments to the above factors and cost elements will be mutually agreed upon and will then become immediately effective. Supplier shall have the right to seek a temporary adjustment of cost elements in the event that a flock virus or other extreme condition were to alter the cost of production. COPA and Supplier will mutually agree on the nature, duration, and financial magnitude of any such adjustment, and implement such adjustment for a mutually agreed-upon period of time. In the event no adjustment can be mutually agreed upon, as contemplated in this paragraph, the factor or cost element shall be the average of the actual factor or cost for the three months immediately preceding the event prompting the request for adjustment.

                                    CAGLE'S INC. - AFC INC. - CHURCH'S
                                 GRAIN BASED COST PLUS PRICING - WORKSHEET

Based on  41.5 ounce wog
-----------------------------------------------------------------------------------------------------------
                                              INGREDIENT COST
                                                                                               COST PER
                                                                 CBT plus       COST        FINISHED POUND
           ITEM              % of ration      measure             Basis        PER LB.         OF FEED
           ----              -----------      -------             -----        ------          -------
CORN                                 [*]            56 lbs      $      [*]    $     [*]        $     [*]
SOYBEAN MEAL                         [*]         2,000 lbs      $      [*]    $     [*]        $     [*]
OTHER                                [*]         2,000 lbs      $      [*]    $     [*]        $     [*]
                             -----------                                                       ---------
INGREDIENT COST                   100.00%                                                      $     [*]
                             -----------

MILLING & DELIVERY                                     per ton  $      [*]    $     [*]        $     [*]
SHRINK                                                                                         $     [*]
                                                                                               ---------
Total fee cost delivered to farrm                                                              $     [*]
                                                                                               ---------
-----------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                          FEED COST IMPACT ON TOTAL COST CALCULATION
                                                               PRICE PER                         TOTAL COST
                                                               ---------
                                           CONVERSION          POUND                            CONTRIBUTION
                                           ----------          -----                            ------------
FEED CONVERSION                                 [*]             $      [*]                       $     [*]

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
NON FEED COST-LIVE
CHICK COST                                                      $      [*]
GROWER PAY                                                      $      [*]
CONDEMNED                                                       $      [*]
DOA                                                             $      [*]
CATCH & HAUL                                                    $      [*]
MEDICATION                                                      $      [*]
FLOCK SERVICE                                                   $      [*]
LIVE G&A                                                        $      [*]
                                                                ----------
TOTAL LIVE (NON FEED) COST                                      $      [*]                       $     [*]

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Total Live Cost                                                                                  $     [*]
Processing Yield              SUBJECT TO CHANGES FORCED BY REGULATORY AGENCIES                         [*]%
Total Live Cost - Dressed Weight Equivalent                                                      $     [*]

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Processing Cost
Plant Cost - 1st Processing                                     $      [*]
Offal Credit                                                    $      [*]
Plant G&A                                                       $      [*]
                                                                ----------
Sub-Total 1st Processing                                        $      [*]                       $     [*]

Total Wholebird Cost                                                          $     [*]
Additional Cost

Giblet Removal Yield Loss                       [*]%            $      [*]
Giblet Recovery                                                 $      [*]
                                                                ----------

Total Cost to Remove Giblets                                                  $     [*]
                                                                              ---------

Total WOG Cost                                                                $     [*]

Fat Removal Yield Loss                          [*]%            $      [*]
Cutting Shrink                                  [*]%            $      [*]
2nd Processing Labor                                            $      [*]
      Packaging                                                 $      [*]

Total Cutting/Packing Cost                                                    $     [*]

Sub-Total 2nd Processing and WOG Cost                                                            $     [*]
                                                                                                 ---------

Total Church's 8-piece Cost                                                                      $     [*]

Profit                                                                              [*]                          $       [*]

Marination Labor & Material Cost                                                                 $     [*]
                                                                                                 ---------
Sub-Total Cost                                                                                   $     [*]
Yield                                                                                                  [*]%
Yielded Cost                                                                                     $     [*]       $       [*]
                                                                                                 ---------       -----------
Grand Total Contract Price                                                                                       $       [*]
                                                                                                                 -----------
------------------------------------------------------------------------------------------------------------------------------

________________
* Confidential material redacted and filed separately with the Commission.

EXHIBIT C


                          FORMULA PRICE FOR DARK MEAT

As set forth in Section 4.B, after December 31, 1999 COPA shall have the option to negotiate an FOB fixed price each year for dark meat or to use the dark meat pricing formula below.

                                    Example
                                    -------
                                                                                       Price/Lb.
                                                                                       ---------
UB Breast, front halves, 1&3/4 and down, NE delivered warehouse                          $.[*]
Less:  $.[*] delivery cost assumed in above number                                        .[*]
                                                                                       ---------
                                                                                          .[*]
Front recovery at 50% factor                                                              .[*]

8-Piece Price (from the formula set forth in Exhibit B, less delivery and cutting)        .[*]
Less:  Front recovery at factored rate                                                    .[*]
                                                                                       ---------
   Leg Quarter subtotal                                                                   .[*]

Leg Quarter factored (divide by .5)                                                       .[*]
Add:  Marination labor & material                                                         .[*]
                                                                                       ---------
   Leg Quarter with marination & material                                                 .[*]
Yielded cost with marination impact (divide by 1.10)                                      .[*]
Profit (from the formula set forth in Exhibit B)                                          .[*]
                                                                                       ---------
   Dark Meat Cost FOB Collinsville                                                       $.[*]


EXHIBIT D
Include Churchs bone-in product specs for Exhibit D.



_________________
* Confidential material redacted and filed separately with the Commission.

                                 ATTACHMENT A
                                 ------------

                                CHURCHS CHICKEN
                                ---------------

                POULTRY SPECIFICATIONS FOR IN PLANT MARINATION
                ----------------------------------------------


A.   8-PIECE CUT-UP (16 HEAD) LEAF FAT REMOVED
     -----------------------------------------

     Fresh, chilled broiler chickens, Plant Grade A or better, eviscerated, ready-to-cook, without necks and giblets, guaranteed to conform to USDA regulations for wholesomeness. This product will be cut into eight pieces consisting of 2 drumsticks, 2 thighs with backbone attached (leaf fat removed), 2 split breasts with ribs and backbone portion intact, and 2 wings. The cut-up chicken must be graded according to Churchs specifications and found acceptable.

     Any individual whole bird selected to be cut into the Churchs 8-piece style must meet the weight requirements. After cutting, and upon delivery to the injector, each bird must be uniform and weigh between [*] and [*] ([*] to [*] ounces with leaf fat removed).

     Each 16 head case shall weigh between [*] and [*] pounds net weight per case with any particular lot averaging [*] pounds net weight per case when delivered to the injector.

     Deviations from established weight standards will not be accepted without the prior approval of Churchs Poultry Quality Assurance Department.

B.   CUT-UP DARK MEAT (32 HEAD) LEAF FAT REMOVED
     -------------------------------------------

     Fresh, chilled broiler chickens, Plant Grade A or better, eviscerated, ready to cook, without necks or giblets, guaranteed to conform to USDA regulations for wholesomeness. Using the back half or dark meat section of the broiler, the product should be cut into four pieces: two thighs with back (leaf fat removed) and two drumsticks. The cut-up chicken must be graded according to Churchs specifications and found acceptable.

     Any individual back half selected to be cut into Churchs dark meat style must meet the weight requirements. After cutting, and at time of injection, each back half must be uniform and weigh between [*] ozs and [*] ozs. (leaf fat removed).

     Each 32 case shall weigh between [*] and [*] pounds with any particular load averaging [*] pounds net weight per case when delivered to the injector.


________________
* Confidential material redacted and filed separately with the Commission.

     Deviations from established weight standards will not be accepted without the prior approval of Churchs Poultry Quality Assurance Department.

C.   CUT-UP WHITE MEAT (32 HEAD)
     ---------------------------

     Fresh, chilled broiler chickens, Plant Grade A or better, eviscerated, ready-to-cook, guaranteed to conform to USDA regulations for wholesomeness. Using the front half or white meat section of the broiler, the product should be cut into four pieces: two (2) split breasts with ribs and backbone portion intact, and two (2) wings. The cut-up chicken must be graded according to Churchs specifications and found acceptable.

     Any individual front half selected to be cut into Churchs all white meat style must meet the weight requirements. After cutting, and upon delivery to the injector, each front half must be uniform and weigh between [*] and [*].

     Each 32 head case shall weigh between [*] and [*] pounds net weight per case with any particular lot averaging [*] pounds net weight per case when delivered to the injector.

     Deviations from established weight standards will not be accepted without the prior approval of Churchs Poultry Quality Assurance Department.

D.   QUALITY
     -------

     Plant A grade or better and meeting Churchs specifications. If a part has a defect it must be replaced with an alike part from within the same weight range with no defect. All parts must comply with all applicable federal and state pure food laws, will not be adulterated within the meaning of the Food, Drug and Cosmetic Act, as amended, and will be free from organisms or chemicals which would make the product unsuitable for processing or human consumption.

     1.  Defeathering - The whole bird or part shall have a clean appearance,
         ------------
     especially the breast. The whole bird or part shall be free of pinfeathers, diminutive feathers, and hair which would normally be visible to a grader at regular examination line speeds. The use of a singeing apparatus to remove the hair and small feathers is strongly recommended.
                                                        --------

     2.  Conformation - The whole bird or part shall be normally shaped and free
         ------------
     of all deformities except for possible slight curvatures of the breastbone and back. Deformities that affect the normal distribution of flesh and bone structure that could cause inaccurate cuts are not acceptable.


________________
* Confidential material redacted and filed separately with the Commission.

     3.  Fleshing - The whole bird shall have a well-developed to moderate
         --------
     covering of flesh. All parts should be sufficiently fleshed to avoid any thin appearances. The breast should be moderately long and deep and have sufficient flesh to give it a rounded appearance with the flesh carrying well up to the crest of the breastbone along its entire length. The drumstick shall be well fleshed and moderately thick and wide at the knee joint and will have a well-rounded, plump appearance with the flesh carrying well down toward the hock. The thigh shall be moderately fleshed. The wing will be moderately fleshed.

     4.  Discoloration of the Skin & Flesh - The whole bird or part shall be
         ---------------------------------
     practically free of such defects. Discoloration due to bruising shall be free of clots (discernible clumps of red or dark cells). Evidence of incomplete bleeding, such as more than an occasional slightly reddened feather follicle, is not permitted. Flesh bruises and discoloration of the skin, such as blue back, are not permitted on the breast or legs of the carcass or on any individual parts.

     5.  Exposed Flesh - Parts shall be free of exposed flesh resulting from
         -------------
     cuts, tears, and missing skin.

     6.  Skin Coverage - Loose skin resulting from over scalding, picking, or
         -------------
     any evisceration areas that could cause excessive water pockets must be eliminated to produce the proper skin coverage and adhesion on all parts.

     7.  Disjointed & Broken Bones & Missing Parts - All parts shall be free of
         -----------------------------------------
     broken or disjointed parts (except the thighs). The wing tip or "flipper" must be intact. No missing parts are allowed, and any part removed due to a defect must be replaced with a similar part.

E.   DEFECTIVE CONDITIONS
     --------------------

     To be eligible for Churchs standards, all whole birds and parts used as raw materials shall be free from and not show any evidence of:

     1.  Decomposition (slimy texture, pungent or off odor).

     2. Internal organs (lungs, trachea, crop, etc.) not completely removed during the evisceration process.

     3.  Feathers (pin feathers, brush feathers, excessive hair).

     4. Any extraneous material of any type either inside the shell cavity or on the outside of the carcass.

     5.  Either frozen or previously frozen.

F.   TEMPERATURES
     ------------

     Proper temperature control adds greatly to the quality and shelf life of Churchs cut-up product. This control begins at the processing plant at the scald tank and carries through the chiller, cut-up line, holding room and even onto the delivery vehicle. The specified temperature ranges must be strictly adhered to in order to ensure the top quality product which Churchs demands. Any deviations from these ranges or any recommendations for change must be forwarded to Churchs Poultry Quality Assurance Department for approval prior to implementation.

     1.  Scald Temperature - 132 degrees F to 136 degrees F is specified in
         -----------------
     order to have a product which has no "bloom" or one with the epidermis and layer of fatty tissue removed.

     2.  Chill Tank - Temperature of the water at the exit of the chill tank
         ----------
     will be 32 degrees F to 36 degrees F. The temperature of the product at the chiller exit will be 32 degrees F to 36 degrees F.

     3.  Pre-Wash - Temperature of the chlorinated water at the pre-wash
         --------
     stations will be 32 to 38 degrees F with a maximum of 5 parts per million of chlorine present at the wash stations.

     4.  Holding Room - Temperature of the holding room will be 28 degrees F to
         ------------
     36 degrees F.

     5.  Delivery Vehicles - All delivery vehicles will be pre-chilled to 30
         -----------------
     degrees F prior to loading of any product designated for Churchs. After completion of loading and during transit, the vehicle operator is required to maintain the internal temperature of the carrier at 28 degrees F to 30 degrees F at all times. Upon delivery, the internal temperature of the product must not exceed 34 degrees F nor be less than 28 degrees F.

G.   SAMPLING REQUIREMENT
     --------------------

     Each plant producing premarinated chicken for Churchs must fax the daily marination pickup sheets to Churchs Quality Assurance within 24 hours of the marination shift. In addition, each plant must submit at least one 2 bird sample of premarinated parts per week to Churchs R & D for taste testing. These must be sent via next day air freight unless the plant physical location allows next day delivery by some other acceptable means.

H.   PACKAGING AND SHIPPING
     ----------------------

     1.  Ice Pack - Cut up broilers are to be packed 16 head bulk in a new,
         --------
     [*] or reusable tote with holes, using [*] pounds or more of ice, separating the ice and poultry by using a [*]; or in a plastic, properly cleaned and sanitary [*], using [*] pounds or more of ice, separating the ice and poultry by using a [*].

     2.  CO2/CVP - Cut up broilers are be packed 16 head bulk in [*]
         -------
     containing one (1) [*] in the bottom of the [*] under the injected parts. The [*] is placed into the [*] prior to the injected parts with the [*] contact with the chicken. The [*] containing the [*] and chicken is then placed into a reusable tote [*] or new, [*] and the CO2 placed on top of the [*]. The amount of CO2 required in the case will vary throughout the year depending on the temperature at destination of the restaurant and the amount of transfers at distribution centers, etc. The primary goal is to deliver the injected chicken to the store at 30 to 34 degrees F.

     The appropriate Churchs proprietary labels must be used on all cases after injection and all cases are to reflect a legible date of kill expressed as an "open" kill date or calendar date (Example "Killed on 012194" and "Use by 012894"). Both statements "Killed on" and "Used by" will be required to be present on the labels. The number of head per case, net case weight, refrigerant used, and shipping criteria may be changed only with specified expressed approval of Churchs Poultry Quality Assurance Department.

I.   SHELF LIFE
     ----------

     [*] Ice packed and CO2 product will have a shelf life of [*] days from kill date with the day of kill being zero. CVP product will have a shelf life of [*] days from kill date with the day of kill being zero. The product shall be delivered to the Churchs restaurant within [*] days of kill date with day of kill being zero.

J.   INSPECTION
     ----------

     On-site inspection of the processing plant, grow-out farms, and hatching facilities by a representative of Churchs Poultry Quality Assurance staff is authorized at all times.


__________________
* Confidential material redacted and filed separately with the Commission.

K.   CUTTING REQUIREMENTS
     --------------------

     Only automated cutting machinery approved by Churchs Poultry Quality Assurance and U.S.D.A. may be used to cut Churchs poultry products prior to implementation. The pre-chilled chlorinated water used in the pre-wash stations on the automated machinery will have a temperature of 32 to 38 degrees F and have a maximum of 5 parts per million of chlorine present at the pre-wash station. Chlorinated water at each blade station shall be a maximum of 20 parts per million.

     Individual hand cut products (saw cut product) will only be acceptable from those plants which have yet to receive their automated cutting machinery.

     1.  Quarter - The correctly cut quarter will begin below the tip of the
         -------
     keel, cutting along the edge of the thigh and exiting straight (90 degree angle) through the backbone [*]" to [*]" behind the natural depression on the broiler. This cut separates the white meat and the dark meat. There should be no damage to the tip of the keel or any shaved areas on the drums or thighs.

     2.  Legs - The correctly cut leg is separated from the thigh by a cut
         ----
     through the knuckle of the knee joint (Femoratorial and Patellar Joints). The proper leg cut will be indicated by the exposed red bone marrow resembling a figure "8" or "H" shape on the drums. All tendons should be connected to the joint. The cut should not exceed [*]" past the white cartilage toward the thigh and should not be short of the white cartilage line.

     3.  Thighs - A continuous cut is made through the backbone, separating the
         ------
     rib section into two sections. The thigh sections should be cut so that a portion of the backbone remains on each part. A solid line of backbone should be present on both thigh parts for at least the top [*] of the length of the thigh. The muscle along the top edge of the backbone, closest to where the quarter cut was made, must be firmly attached. The leaf fat shall be removed from the thigh so that any remaining leaf fat is not greater than [*] inches in any dimension.

     4.  Breast Backbone - A continuous cut is made through the backbone,
         ---------------
     separating the rib section into two equal sections. The backbone should be cut so a solid line of backbone is visible for the entire length of the cut. All rib bones must be firmly attached to the backbone. The bottom edge where the quarter cut has been made should form a 90 degree angle with backbone.

     5.  Keel Cut - Cut along the keel section (Sternum) of the breast, with the
         --------
     neck section towards the blade, separating the keel and the breasts into two equal sections.


__________________
* Confidential material redacted and filed separately with the Commission.

     6.  Wing - The wing cut should be made by placing the [*]
         ----
     perpendicular to the blade, cutting through [*] approximately [*] to [*] inches from the [*] straight through to the anterior portion of the [*]. The wing cut will not be angular or beveled but rather a straight cut perpendicular to the backbone. [*]. The length of the backbone remaining on the breast should be no less than [*]" or more than [*]" in length.


__________________
* Confidential material redacted and filed separately with the Commission.

                                                                    ATTACHMENT B
                                                                    ------------


CHURCHS INJECTION MARINADE
--------------------------

A. FORMULA
   -------

               Ingredient                                   Percent
               ----------                                   -------
               [*]                                              [*]
               [*]                                              [*]
               [*]                                              [*]
               [*]                                              [*]
               [*]                                              [*]
                                                            -------
                                                            100.000

B. MARINADE MIXING PROCEDURE
   -------------------------

     [*]
















---------------
* Confidential material redacted and filed separately with the Commission.

C. INJECTION MACHINE SETUP - [*]
   -----------------------------

     [*]
















------------------
* Confidential material redacted and filed separately with the Commission.

     Other settings and makes of injection machines are approved for use on a plant to plant basis.

D. MACHINE LOADING
   ---------------

     [*]











E. BEGINNING PRODUCTION
   --------------------

     [*]











F. MARINADE PICKUP
   ---------------

     [*]
------------------
* Confidential material redacted and filed separately with the Commission.

G. TARGETED MARINADE PICK UP LEVELS
   --------------------------------

     [*]






H. RECHECK, HOLD, AND REJECTION PROCEDURES
   ---------------------------------------

     [*]












------------------
* Confidential material redacted and filed separately with the Commission.

I. PRODUCTION OF INJECTED PARTS
   ----------------------------

     [*]


























------------------
* Confidential material redacted and filed separately with the Commission.

J. PACKAGING
   ---------

     A.  ICE PACK
         --------

     Injected parts must be placed in one (1) [*] [*] or [*] positioned near the bottom of the [*]. The [*] are packed into cases or reusable totes containing [*].

     B.  CO2/CVP PACK
         ------------

     Injected parts must be placed in one (1) [*] containing one (1) [*] in the bottom of the [*] under the injected parts. The [*] is placed into the [*] prior to the injected parts with the [*] in contact with the chicken. The [*] containing the [*] and injected chicken is then placed into a reusable tote [*] and the CO2 in placed on top of the [*]. The amount of CO2 to be placed in each case will vary with the time of year and destination of the shipment but it must be sufficient to deliver the chicken to the restaurant at 28 to 32(degrees) F.

         2.  Injected parts shall be packed as follows:

             a.  8 piece - [*] birds ([*] pieces) per case

             b. All Dark Meat - [*] birds ([*] total pieces -[*] thighs and [*] drums each) per case

             c. All White Meat - [*] birds ([*] total pieces - [*] breasts and [*] wings each) per case

         3. Each case shall be packed with sufficient ice cover or dry ice to maintain the temperature of the parts at 38(degrees)F or less.

         4.  Packaging Description-Ice Pack
             ------------------------------

             a.  Bag*

                 Material: [*].

             b.  Case*

_____________
* Confidential material redacted and filed separately with the Commission.

                1. Material: Natural Kraft, cold waxed, moisture resistant corrugated fiber box with lid or reusable, returnable plastic totes (with lids) containing holes.

                2.  Dimensions*:

                    Width               22 1/4"        22 3/4"
                    Depth               15 1/4"        15 3/4"
                    Height               7"             7"
                    Cube (ft/3/)         -

                *all +/- 1/16"

K. LABELING
   --------

     1. All cases shall be individually labeled with an Approved Churchs Label displaying the following information:

            a.  Product Identification (Church's)
            b.  Product Description
            c.  Contents net weight
            d.  Manufacturers name and address
            e.  Date of pack, shift, and case number
            f.  Kill Date: MM DD YY
            g.  "Keep Refrigerated" Statement
            h.  Inspection Legend of USDA Plant
            i.  Use by: MM DD YY

     2.  Ingredients Statement
         ---------------------

     Containing up to [*].

                                  [SMS LOGO]


January 6, 2000

Mr. John Bruno
Senior Vice President
Cagles, Inc.

2000 Hills Avenue, N.W.
Atlanta, Georgia 30318

RE: Future Business

Dear John:

As we spoke today, I can offer Cagles approximately 150,000 lbs. of Churchs' Breast Strips, plus approximately 125,000 of Popeyes' Breast Strips for an annual contract period. Both products would be priced at $[ * ]/lb. FOB your production facility. The Churchs' volume will be supplied to the following distributors: Caro, PFD, Kelly's Foods & Thomas & Howard. The Popeye's volume will be sent to PFG Temple & Victoria, Caro, plus the small quantity of competitor's product being delivered locally today.

I would agree to extend the Churchs cost-plus contract until 3/31/2004, which is a 2 1/2 year addition to the current contract.

The additional 35,000 lbs. of Churchs' 8-piece & associated dark meat that you have available will be favorably considered for placement, once I am able to review all of the offers associated with the other Churchs' poultry contracts that are expiring and have to be renegotiated and in place prior to 4/1/2000. I do not have enough data to make that decision today.

Of course, all strip products will have to pass the normal Popeyes' and Churchs' quality approval process, since these items are not approved for use today in either system. If you would like to substitute tenders for any of the strip volume, that is always an option.

Based on what I am able to offer above, will we be able to implement the reduced dark meat pricing for Churchs we discussed previously?

Thank you for your consideration in this matter. Please call me at 770-353-3021, if you have any questions. I look forward to your call.

Respectfully yours,
/s/  Jeff Spotz
Jeff Spotz
President

cc: Dan Cheatham

___________________

* Confidential material redacted and filed separately with the Commission.

                                  [COPA LOGO]


January 12, 2000

Mr. John Bruno
Senior Vice President
Cagles, Inc.
2000 Hills Avenue, N.W.
Atlanta, Georgia 30318

RE: Cost-Plus Contract and other business

Dear John:

Per our conversation, yesterday, I agree with the cost reduction of dark meat under the cost plus contract to $.[*]/ lb. If it is possible, you can initiate effective Monday, January 17, 2000. This price would remain in effect through March 31, 2001. On April 1, 2001 the dark meat pricing method would revert to the attached letter and dark meat schedule dated October 27, 1999. As a result of the UB Midwest Leg Quarter Market averaging below $.[*]/lb. in 1999, the dark meat costs in the attached letter have declined $.[*]/lb. This lower base would remain in effect through March 31, 2001. At that time we would review the actual UB Midwest Leg Quarter market average for the 12 months preceding March 31, 2001 and determine what the dark meat price adjustments will be for the period April 1, 2001 - March 31, 2002.

As a result or this price concession by Cagles, I agree that I will extend the current cost plus contract term through March 31, 2004.

Included also in this agreement is the award to Cagles, Inc. of approximately 150,000 lbs. of Churchs Breast Strips per month and approximately 125,000 lbs. of Popeyes Breast Strips per month beginning upon approval by both brands' Quality Assurance Departments.

Between now and April 1, 2000, some of Churchs' Eastern Bone-In Poultry Business may be re-aligned, based on the expiration of contracts. During this period I will make an effort to see if I can place the additional 35,000 lbs. of 8-piece available per week to include the associated dark meat.

I hope I have described all of the components of the agreement accurately. If you have any question please call me.



________________
* Confidential material redacted and filed separately with the Commission.

                                  [COPA LOGO]

October 27, 1999
Mr. John Bruno
Senior Vice President
Cagles, Inc.
2000 Hills Avenue, N.W.
Atlanta, Georgia 30318

RE: Dark Meat Pricing

Dear John:

Included is the information I promised you about the way a certain competitor's dark meat contract with Churchs functions. It is not a cost-plus formula.

The base value of the FOB Churchs' dark meat price varies with the Georgia whole bird market. Previous monthly average controls next month's price. Below is how this works:

          Ga. Friday Prelim. Avg             Dark Price FOB Plant
        --------------------------           --------------------
            (less than)=$.[*]/lb.                  $.[*]/lb.
                $.[*]-$.[*]                        $.[*]
                $.[*]-$.[*]                        $.[*]
                $.[*]-$.[*]                        $.[*]
           =(greater than)$.[*]                    $.[*]

To this price you would add the appropriate negotiated freight and distribution charges.

Attached is the mechanism for setting the base for the next year. It is driven by the annual value of the UB Midwest Leg Quarter Market value. I cut this piece from the agreement so you could see the actual wording. In the coming year I am restricted to a + or - $.[*]/lb. adjustment, but the average will fall below $.[*]/lb. this year, so next year's base will decline $.[*]/lb. I have been quoting a dark meat base of $.[*]/lb. to you, because that is where the bulk of the pricing has fallen in 1999. If the year 2000 repeats 1999, then that new average will spend most of next year at $.[*]/lb.

I hope this clarifies what I have been talking about and why the current Cagles' $.[*]/lb FOB dark price concerns me for next year. This competitor's contract from April, 2000 continues forward for another four (4) years, and eastern birds will become available. Thanks for your consideration.

Sincerely yours,

/s/ Jeff Spotz
Jeff Spotz
President
cc: Dan Cheatham


________________
* Confidential material redacted and filed separately with the Commission.

If the GA Friday Preliminary is $.[*] or lower, the FOB price on Dark Meet will be $.[*]/lb. This Dark Meat pricing option would be reviewed annually with an option to change the prices listed higher or lower no more than $.[*]/lb the 2nd year of the agreement and no more than $.[*]/lb. the remaining 3 years of the agreement. The basis for making these annual changes would be to use the annual average MW UrnerBarry quote for Leg Quarters and to utilize the scale as follows:

          MW UB Annual Average                 Increase/Decrease Price
         ----------------------             -----------------------------
           $.[*] to $.[*]/lb.                 -$.[*]/lb. (3rd-5th year)
           $.[*] to $.[*]/lb.                 -$.[*]/lb. (Max. 2nd year)
           $.[*] to $.[*]/lb.                    [*]
           $.[*] to $.[*]/lb.                 +$.[*]/lb. (Max. 2nd year)
           $.[*]/lb. or higher                +$.[*]/lb. (3rd-5th year)





________________
* Confidential material redacted and filed separately with the Commission.